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AEROCENTURY CORP.

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PARAGON TECHNOLOGIES, INC.

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Paragon Technologies Terminates Discussions with AeroCentury – Cites Grave Concerns with AeroCentury’s Operations and Board’s Disingenuous Negotiations

ATLANTA, GA – September 25, 2020 – Paragon Technologies, Inc., one of the largest shareholders of AeroCentury Corp. (NYSE: ACY), has terminated its ongoing discussions with AeroCentury’s Board of Directors regarding the appointment of Paragon’s nominees to the Board of ACY.

“Paragon has always put the needs of stakeholders first and foremost in its investment activities, so we chose to proceed cooperatively and in good faith with the Board of AeroCentury to discuss our inclusion on the Board, rather than put an already decimated AeroCentury through a costly proxy campaign,” noted Sham Gad, Chairman and CEO of Paragon. “Those discussions, however, were full of phony processes and empty of any substance. The Board was not interested in what we have to offer, but instead crafted excuses about board governance and industry experience. The current directors should look in the mirror and ask themselves what their purported industry experience has provided the Company recently.”

Mr. Gad continues, “ACY’s second quarter results shined a glaring light as to the disastrous condition that ACY finds itself in today: book value whittled down to effectively zero compared to over $24 per share just one year ago. And during that time, we cannot point to a single decisive action that the Board has taken to improve governance or meaningfully reduce its cost structure, instead focusing on completing a questionable insider transaction in acquiring ACY’s management company JetFleet, which was majority owned by ACY’s current Chairwoman and majority shareholder.”

“We offered ACY creative options geared towards restructuring both its debt and equity. Not once in our discussions did they express interest in exploring those ideas. We appreciate the substantial support we received from shareholders. As long as we remain shareholders, we will remain attentive to the Company’s actions going forward. For the sake of those shareholders who are unable to actively express their concerns, we sincerely wish ACY the best of luck going forward.”

If you are a shareholder of ACY, Paragon invites you to contact us so that we can discuss our mutual interests in turning the Company around.

* * *

Contact:

Paragon Technologies, Inc.

Sham M. Gad

706-340-4817

info@pgntgroup.com